VSE Reports Financial Results for Fourth Quarter and Year ended December 31, 2018
Revenue Decline in Federal Services Group Partially Offset by Revenue Increase in Aviation Group

Alexandria, Virginia, February 28, 2019 - VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the three months and twelve months ended December 31, 2018.

CEO Commentary

“Our lower revenues in 2018 resulted from a reduction of work in our Federal Services Group’s U.S. Navy Foreign Military Sales (FMS) and our U.S. Army programs,” said Maurice “Mo” Gauthier, VSE's CEO and President. “Our Aviation Group’s revenue increased approximately 8%, led by our Singapore operation. Our acquisition of 1st Choice Aerospace in January 2019 is expected to provide us with sustainable revenue sources and viable growth potential for our Aviation Group. We expect this acquisition to be accretive to earnings in 2019. Our Supply Chain Management Group revenues remained steady, with decreases in USPS sales offset by increased sales to Department of Defense and commercial customers.”

Mr. Gauthier continued, “Despite the revenue decline, our operating income was relatively consistent with the prior year, primarily due to the increase in operating income provided by our Aviation Group and increased margins in our Federal Services Group.” Mr. Gauthier added, “We continue to diversify our business to reduce our concentration of revenue through organic growth initiatives and strategic acquisitions."

Fourth Quarter and Year-End Results

(in thousands, except per share data)
	Three Months ended December 31,			Twelve Months ended December 31,
	2018	2017	% Change	2018	2017	% Change
Revenues	$180,996	$194,795	(7.1)%	$697,218	$760,113	(8.3)%
Operating income	$13,085	$12,887	1.5%	$54,230	$54,325	(0.2)%
Net income	$9,243	$17,357	(46.7)%	$35,080	$39,096	(10.3)%
EPS (Diluted)	$0.84	$1.59	(47.2)%	$3.21	$3.60	(10.8)%

The Tax Cuts and Jobs Act enacted in December 2017 resulted in a one-time reduction in our deferred tax liabilities that lowered our provision for income taxes and correspondingly increased our net income by approximately $10.6 million, or $0.97 cents per share, for the fourth quarter and full year for 2017. The Tax Cuts and Jobs Act also lowered our federal income tax rate from 35% to 21% for 2018, which benefited our net income in 2018.

Year-End Highlights

•	Operating Income from our Aviation Group increased by 14% for 2018 as compared to 2017. This increase was the result of an increase in revenues, including sales from our Singapore operation.

•
In January 2019, we acquired 1st Choice Aerospace, a privately owned aviation company with operations in Florida and Kentucky that provides component maintenance, repair and overhaul (MRO) services and products for new generation and legacy commercial aircraft. The initial purchase price paid at closing was $112 million in cash. In addition, post-closing payments for the acquisition of up to $40 million will be payable if 1st Choice Aerospace surpasses certain performance thresholds during 2019 and 2020.

•	Our Supply Chain Management Group sales to the Department of Defense and commercial customers increased approximately $5.3 million in 2018, or 16%.

•	In the fourth quarter of 2018, our free cash flow was $14.8 million and we reduced our bank debt by $14.4 million.

Financial Information

Revenues were $181.0 million in the fourth quarter of 2018 compared to $194.8 million in the fourth quarter of 2017. For the full year, revenues were $697.2 million in 2018 compared to $760.1 million in 2017. This decline was primarily due to declines in work on our FMS contract and U.S. Army programs.

Operating income was $13.1 million in the fourth quarter of 2018 compared to $12.9 million in the fourth quarter of 2017. For the full year, operating income was $54.2 million in 2018 compared to $54.3 million in 2017.

Net income was $9.2 million in the fourth quarter of 2018, or $0.84 per diluted share, compared to $17.4 million, or $1.59 per diluted share in the fourth quarter of 2017. Net income was $35.1 million for the full year of 2018, or $3.21 per diluted share, compared to $39.1 million, or $3.60 per diluted share for the full year of 2017.

Bookings in our Federal Services Group totaled $321 million for 2018 compared to revenue of $337 million for the same period. Bookings in our Federal Services Group were $430 million in 2017. Funded contract backlog as of December 31, 2018 was $290 million, compared to $345 million as of September 30, 2018 and $324 million as of December 31, 2017.

Non-GAAP Financial Information

The non-GAAP Financial Information (unaudited) set forth below is not calculated in accordance with U.S. generally accepted accounting principles (GAAP) under SEC Regulation G. These non-GAAP financial measures consist of EBITDA and Adjusted EBITDA. We consider these non-GAAP financial measures as important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These adjusted financial measures are intended to highlight non-operational, unusual or non-recurring items. They should not, however, be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for acquisition related costs and the gain on the sale of an IT contract.

Non-GAAP Financial Information (unaudited)

For the Three Months and Twelve Months ended December 31,
($ in thousands)	Three Month Results			Twelve Month Results
	2018	2017	% Change	2018	2017	% Change
Net Income	$9,243	$17,357	(46.7)%	$35,080	$39,096	(10.3)%
Interest Expense	2,285	2,082	9.8%	8,982	9,240	(2.8)%
Income Taxes	1,557	(6,552)	(123.8)%	10,168	5,989	69.8%
Amortization of Intangible Assets	4,004	4,004	—%	16,017	16,017	—%
Depreciation and Other Amortization	2,236	2,294	(2.5)%	9,207	9,865	(6.7)%
EBITDA	19,325	19,185	0.7%	79,454	80,207	(0.9)%
Acquisition Related Costs	569	—		569	—
Gain on Sale of IT Contract	—	—		(1,700)	—
Adjusted EBITDA	$19,894	$19,185	3.7%	$78,323	$80,207	(2.3)%

EBITDA was $19.3 million for the fourth quarter of 2018 and $79.5 million for 2018, compared to $19.2 million for the fourth quarter of 2017 and $80.2 million for 2017. Adjusted EBITDA was $19.9 million for the fourth quarter of 2018 and $78.3 million for 2018, compared to $19.2 million for the fourth quarter of 2017 and $80.2 million for 2017.

Capital Expenditures
Capital expenditures were $3.1 million for 2018, compared to $3.3 million for 2017.

About VSE
Established in 1959, VSE is a diversified products and services company providing logistics solutions with integrity, agility, and value. VSE is dedicated to making our federal and commercial clients successful by delivering innovative solutions for vehicle, ship, and aircraft sustainment, supply chain management, platform modernization, mission enhancement, and program management, and providing energy, IT, and consulting services. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to our 2018 Form 10-K, to be filed with the Securities and Exchange Commission (SEC) on or about March 4, 2019, for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings with the SEC for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the SEC.